UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CYTEC INDUSTRIES INC.

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CYTEC INDUSTRIES INC.

5 GARRET MOUNTAIN PLAZA

WOODLAND PARK, NJ 07424

Notice of Annual Meeting

of Common Stockholders to be held

April 16, 2009

March 6, 2009

To Our Stockholders:

We will hold our Annual Meeting of Common Stockholders at the Marriott at Glenpointe Hotel, Teaneck, New Jersey 07666 on Thursday, April 16, 2009, at 1:00 p.m. The purpose of the meeting is (i) to elect four directors, (ii) to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2009, and (iii) to transact any other business that properly comes before the meeting.

You must have been a holder of our common stock at the close of business on February 20, 2009, to be entitled to notice of and to vote at the meeting or at any postponement or adjournment.

Because stockholders cannot take any action at the meeting unless a majority of the outstanding shares of common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting.

If you cannot attend the meeting, please promptly submit your proxy by telephone, Internet or by signing and dating the enclosed proxy card and mailing it in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

R. Smith

Secretary

CYTEC INDUSTRIES INC.

5 GARRET MOUNTAIN PLAZA

WOODLAND PARK, NJ 07424

Proxy Statement for

Annual Meeting of Common Stockholders

to be held April 16, 2009

March 6, 2009

This proxy statement contains information relating to our Annual Meeting of Common Stockholders, which will be held on Thursday, April 16, 2009, beginning at 1:00 p.m., at the Marriott at Glenpointe Hotel, Teaneck, New Jersey 07666, and at any postponement or adjournment of that meeting. We are first sending this Proxy Statement and the enclosed form of proxy to stockholders on or about March 6, 2009. For purposes of this Proxy Statement, unless the context indicates otherwise, the use of the words “we,” “us,” “our,” “Company” and “Cytec” shall refer to Cytec Industries Inc.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 16, 2009: The Proxy Statement is available at www.proxyvote.com.

ABOUT THE MEETING

What is the purpose of the meeting?

At the annual meeting, stockholders will vote (i) to elect four directors, and (ii) to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2009. In addition, our management will be present to report on our Company and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, February 20, 2009, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting to obtain an admission ticket.

What is a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our shares of common stock outstanding on the record date will constitute a quorum. A quorum is necessary for business to be conducted at the meeting. As of the record date, 47,154,734 shares of our common stock were outstanding. Proxies received, but marked as abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

The accompanying proxy is solicited by our Board of Directors. You may vote by Internet or telephone by following the instructions on the enclosed proxy card or you may complete and properly sign the accompanying proxy card and return it to us. If voted by any of these methods, your vote will be cast as you direct. Do not return the proxy card if you vote by Internet or telephone. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy card bearing a later date. A vote by Internet or telephone may be revoked by executing a later-dated proxy card, by subsequently voting by Internet or telephone, or by attending the annual meeting and voting in person.

How do I vote my Savings Plan shares?

If you participate in our Employee Savings and Profit Sharing Plan, Employee Savings Plan or Employee Stock Purchase Plan, shares of our common stock equivalent to the value of the common stock interest credited to your account under the respective plan will be voted automatically by the trustee in accordance with your proxy, if the proxy is received by April 13, 2009. Otherwise, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all participants in the respective plan.

What are Our Board’s recommendations?

Our Board of Directors recommends that you vote (i) to elect the nominated slate of directors, and (ii) to ratify the appointment of KPMG LLP to audit our 2009 consolidated financial statements. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with this recommendation. The proxy holders will vote in accordance with their own discretion with respect to any other matter that properly comes before the meeting.

CORPORATE GOVERNANCE

Our Board of Directors seeks to ensure that our business is managed in the best long-term interests of our stockholders. Our business is conducted by our employees under the direction of our Chief Executive Officer (“CEO”) and our other officers and managers. Our Board of Directors provides oversight to the CEO and other officers and managers as it reviews and approves our major business and financial strategies. Our Board also approves significant capital projects and commitments, acquisitions, divestitures and long-term financings. Our Board is responsible for hiring and assessing the performance of the CEO and determining his compensation and, through the Compensation and Management Development Committee, the compensation of our other officers. Our Board regularly reviews succession planning strategy and plans for the CEO and other senior officers. Our Board believes that it is critical that we operate in compliance with all applicable laws and to the highest ethical standard. Our Board believes that the long-term interests of our stockholders are advanced by appropriately addressing concerns of other stakeholders affected by our actions, including our employees and the communities in which we operate.

A summary of certain important corporate governance practices follows:

Director Independence

A majority of our directors must be independent directors under the New York Stock Exchange (“NYSE”) Listed Company rules. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, material stockholder or officer of an organization that has a relationship with us). In addition to the NYSE rules regarding independence, our Board has adopted the following standards in determining whether a director has a material relationship with us:

•              the individual may not have been an employee of ours or any of our affiliates within the preceding five years;

•              the individual may not have within the previous five years been affiliated with or employed by an entity that has served as our auditor within the last five years;

•              the individual may not have been part of an interlocking directorate in which one of our executive officers serves on the compensation committee of another corporation that employs such person;

•              no immediate family member of the individual may fall within any of the preceding three categories; and

•              the individual may not have received any compensation from us within the past year other than for serving as a director.

Based on these independence standards and all of the relevant facts and circumstances, our Board determined that all of our directors are independent with the exception of Shane Fleming, our current Chairman, President and CEO, and David Lilley, our past Chairman, President and CEO who recently retired but continues to serve at the request of the Board as a non-executive director through the 2009 Annual Meeting of Stockholders.

Standards for Directors

Our Board has established the following standards for individuals to serve on our Board of Directors:

•              Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders;

•              Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively;

•              Directors are required to inform our Chairman of the Board of any significant change in their personal circumstances, including a change in their principal job responsibilities or acceptance of another directorship; and

•              Directors are not eligible for re-election as a director on or after their 72nd birthday.

Principles of Corporate Governance/Committee Charters/Codes of Ethics

We have published on our website (www.cytec.com) our Principles of Corporate Governance, the charter of each of the Audit, Compensation and Management Development, Environmental, Health and Safety, Governance and Technology Committees of our Board, as well as our Code of Conduct that applies to our directors and all employees, our Code of Ethics for Financial Executives and our Code of Ethics for Senior Executives. Any waiver of, or amendments to, the codes of ethics for directors or executive officers, including the chief executive officer, the chief financial officer and the principal accounting officer, may be approved only by our Board and any such waivers or amendments will be disclosed promptly by us by posting such waivers or amendments on our website. Additionally, the Audit Committee is informed of any waivers of the Code of Conduct for any of our employees. Copies of each of the Principles of Corporate Governance, the Committee charters and the codes of ethics referred to above are also available free of charge by writing to our Secretary, Cytec Industries Inc., Five Garret Mountain Plaza, Woodland Park, New Jersey 07424.

Executive Sessions of Non-Employee Directors

Non-employee directors ordinarily meet in executive session without management present at each regularly scheduled Board meeting and may meet at other times at the discretion of the presiding independent director or at the request of any non-employee director. The presiding director at such sessions rotates among the chairs of the Governance Committee, the Audit Committee and the Compensation and Management Development Committee on an annual basis.

Stockholder and Interested Party Communications with the Board of Directors

Stockholders and interested parties may communicate directly to our Board of Directors or all of the non-management directors as a group with regard to Cytec. Any such communication may be mailed to the Cytec Compliance Office, Cytec Industries Inc., Five Garret Mountain Plaza, Woodland Park, New Jersey 07424 or submitted in any other manner described on the Compliance Office page of our web site (www.cytec.com). All such communications shall be promptly reviewed by our Compliance Office and sent to the Board of Directors or all of the non-management directors as a group, as appropriate.

OUR BOARD OF DIRECTORS AND BOARD COMMITTEES

Our Board of Directors is divided into three classes, the terms of which expire at the annual meetings in the following years:

2009	2010	2011
Barry C. Johnson	Chris A. Davis	Anthony G. Fernandes
Carol P. Lowe	Louis L. Hoynes, Jr.	David Lilley
Thomas W. Rabaut	William P. Powell	Jerry R. Satrum
James R. Stanley	Shane D. Fleming	Raymond P. Sharpe

The Board of Directors held eight meetings during 2008 and each director attended at least seventy-five percent of the Board and respective committee meetings held while she or he was a director. All members of the Board at the time of the 2008 Annual Meeting of Stockholders attended that meeting.

Committees of the Board

To increase its effectiveness and efficiency, our Board of Directors has established five committees to which it has delegated substantial responsibilities. The duties and responsibilities of our Board Committees are set forth in charters which have been approved by our Board of Directors. The charters may be viewed on our website (www.Cytec.com). Set forth below is certain information about these Committees.

•              Audit Committee.    Our Audit Committee is comprised of Ms. Davis (Chair), Ms. Lowe and Messrs. Powell and Satrum. The Audit Committee is empowered by the Board of Directors to, among other things, assist in the oversight of our: accounting and financial reporting processes and internal controls and the integrity of our financial statements; annual audit and our internal audit function; and compliance with legal and regulatory requirements as they may impact our financial statements. The Audit Committee also has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (the “auditors”).

Our Board has determined that each of the members of the Audit Committee is financially literate, has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements. Our Board has also determined that each member of the Audit Committee is an independent director, based on the NYSE listing rules, the exchange on which our shares of common stock are listed, the Securities and Exchange Commission’s additional independence requirements for audit committee members, and our Principles of Corporate Governance. In addition, our Board has determined that three of the members of our Audit Committee, among them Ms. Davis, are “audit committee financial experts,” as defined in applicable Securities and Exchange Commission rules.

The Audit Committee held eight meetings during 2008. The Audit Committee’s report on its activities during 2008 appears later in this proxy statement under the caption “Audit Committee Report.”

•              Compensation and Management Development Committee.    Our Compensation and Management Development Committee is comprised of Messrs. Fernandes (Chair), Hoynes, Rabaut and Satrum. Each of its members is an independent director based on the independence standards discussed under the heading “Director Independence” and all of the relevant facts and circumstances. The Compensation Committee’s purpose is to review and approve compensation arrangements for our officers other than our Chief Executive Officer (the “CEO”) and to review and recommend for approval to our Board of Directors the compensation for the CEO. The Compensation Committee also approves the aggregate amount of equity awards to be awarded to our non-officers (including assistant officers) (“Non-Officers”). The Compensation Committee may delegate to our CEO the authority to allocate and award equity grants to Non-Officers up to an amount not to exceed the number approved by our Compensation Committee. This Committee also approves compensation plans for our officers, authorizes incentive compensation and equity-based plans, evaluates our CEO’s and other officers’ performances against established goals and objectives, and makes related recommendations. This

Committee also reviews succession plans for our CEO and other executive management positions. Our Compensation and Management Development Committee held four meetings during 2008.

•              Environmental, Health and Safety Committee.    Our Environmental, Health and Safety Committee is comprised of Ms. Lowe and Messrs. Sharpe and Stanley (Chair). This Committee reviews, monitors and, as it deems appropriate, advises our Board of Directors with respect to our policies and practices in the areas of occupational health and safety and environmental affairs. The Environmental, Health and Safety Committee held two meetings during 2008.

•              Governance Committee.    Our Governance Committee is comprised of Messrs. Fernandes, Johnson, Hoynes and Powell (Chair). Each of its members is an independent director based on the independence standards discussed under the heading “Director Independence” and all of the relevant facts and circumstances. This Committee was responsible for developing and recommending to the Board our Principles of Corporate Governance and is responsible for periodically reviewing and recommending changes to such principles. This Committee makes recommendations to the Board on candidates for election to our Board. The Committee also recommends committee assignments for directors and periodically reviews and recommends changes in the compensation of our directors. Our Governance Committee held four meetings during 2008.

Our Governance Committee will consider nominees recommended by stockholders who submit such recommendations in writing to our Secretary and include the candidate’s name, biographical data and qualifications. Stockholders recommending nominees must disclose the stockholder’s name and address, class and number of shares of our stock that are owned, the length of such ownership and any relationship between the stockholder and the nominee. Stockholders must also comply with such other procedural requirements as we may establish from time to time. Each nominee is evaluated by our Governance Committee and should have distinguished him or herself in a career in industry, government or academia and should be capable of offering sound advice and counsel to our Board and our CEO. Nominees must possess the highest personal and professional ethics, integrity and values and must be eligible to serve a minimum of five years under our age qualification rules. The Governance Committee considers not only the individual talents and skills of each nominee, but also the range of talents and skills represented by all members of our Board of Directors. Our Governance Committee typically uses the services of an executive search firm to help it to identify, evaluate and attract the best candidates for nomination as a director and retained Russell Reynolds and Associates in each of the past three years for this purpose.

•              Technology Committee.    Our Technology Committee is comprised of Messrs. Johnson (Chair), Sharpe and Stanley. This Committee reviews and makes recommendations to our management regarding the strength and integrity of our research and new product development processes and disciplines and reviews the talent resource plans within our research and development organization. In addition, this Committee advises our Board of Directors on the Company’s management of scientific and technology matters. The Technology Committee held two meetings during 2008.

AUDIT COMMITTEE REPORT

The Audit Committee’s powers and responsibilities, and the qualifications required of each of its members, are set forth in the Audit Committee Charter (the “Charter”). The full text of the Audit Committee Charter may be viewed on the Company’s website (www.cytec.com).

Responsibilities.    This Committee meets periodically with Cytec’s auditors, internal auditors and management, including with each in executive session. Management is solely responsible for the consolidated financial statements and the financial reporting process, including the system of internal controls. Management has represented to this Committee and the Board of Directors that the consolidated financial statements discussed below were prepared in accordance with accounting principles generally accepted in the United States of America appropriate in the circumstances and necessarily include some amounts based on management’s estimates and judgments and that an evaluation was carried out under the supervision and with the participation of Cytec’s Chief Executive Officer and Chief Financial Officer of the effectiveness of Cytec’s internal control over financial reporting as of December 31, 2008. Cytec’s auditors, KPMG LLP (“KPMG”), are responsible for expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America and an opinion on the effectiveness of Cytec’s internal control over financial reporting.

Independence.    This Committee pre-approves all services provided by KPMG and the related fees paid to them including audit and non-audit services, and considers the effect of such services and the related fees on KPMG’s independence. Details regarding fees paid to KPMG during the years 2008 and 2007 are set forth in this proxy statement under the caption “Fees Paid to the Auditors.” This Committee has concluded that the services provided by KPMG and the compensation therefore is compatible with maintaining KPMG’s independence.

Recommendation.    This Committee reviewed Cytec’s audited consolidated financial statements at, and for the year ended, December 31, 2008, and discussed such consolidated financial statements with management and the auditors, and recommended to the Board of Directors that such consolidated financial statements be included in Cytec’s Annual Report on Form 10-K for 2008. This recommendation was based on: this Committee’s review of the audited consolidated financial statements; discussion of the consolidated financial statements with management; discussion with KPMG of the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, discussion with KPMG regarding KPMG’s independence as well as other matters including the written material disclosed below; receipt from KPMG of the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; receipt from KPMG of the written disclosures and letter required by Public Company Accounting Oversight Board Auditing Standard No. 5 (An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements); receipt of the document entitled “KPMG-Our System of Quality Controls” and related addendum; and KPMG’s confirmation that it would issue its opinions that (i) the consolidated financial statements present fairly, in all material respects, Cytec’s financial position and the results of Cytec’s operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America, and (ii) Cytec has maintained effective internal controls over financial reporting as of December 31, 2008, in all material respects.

C.A. Davis, Chair

C. P. Lowe

W.P. Powell

J.R. Satrum

February 25, 2009

AGENDA ITEM 1

ELECTION OF DIRECTORS

In accordance with the recommendation of the Governance Committee, our Board of Directors has nominated Barry C. Johnson, Carol P. Lowe, Thomas W. Rabaut, and James R. Stanley for election as directors for three-year terms ending at the 2012 Annual Meeting until a successor is duly elected and qualified. Each nominee is currently serving as a director. Each nominee has consented to serve if elected. The nominees’ biographies, as well as the biographies of the other directors, are set forth below.

Our Board of Directors recommends a vote for the election of each of these nominees as directors.

If at the time of the meeting any of the nominees is not available to serve as director, an event which our Board does not anticipate, the proxies will be voted for a substitute nominee or nominees designated by or at the direction of our Board, unless our Board has taken prior action to reduce the size of the Board.

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Therefore, an abstention or a broker non-vote is neither an affirmative nor a negative vote, and will not have any effect on the outcome of the election.

A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Board of Directors Membership

Set forth below is certain information concerning the nominees and our other directors whose terms of office will continue after the meeting.

Chris A. Davis, age 58, has been our director since April 2000. Ms. Davis has been a general partner of Forstmann Little & Co. (“Forstmann”) since November 2005 and was previously a Special Limited Partner since August 2001. Ms. Davis was Chairman of McLeodUSA (“McLeodUSA”), a telecommunication services provider, from August 2005 until January 2006 and was Chairman and Chief Executive Officer from April 2002 until August 2005. Prior to this, Ms. Davis was Chief Operating and Financial Officer of McLeodUSA from August 2001 until April 2002. Prior to her positions at McLeodUSA, Ms. Davis was Executive Vice President and Chief Financial and Administrative Officer of ONI Systems Corp. from May 2000. From July 1993 through April 2000, Ms. Davis was Executive Vice President and Chief Financial and Administrative Officer and a director of Gulfstream Aerospace Corp. and, upon General Dynamics Corporation’s acquisition of Gulfstream in July 1999, a vice president of General Dynamics Corporation. Before joining Gulfstream in 1993, Ms. Davis held numerous financial positions during her 17 year career at General Electric Company. McLeodUSA filed for a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code in October 2005 and emerged from bankruptcy protection in January 2006. Ms. Davis is a director of Rockwell Collins, Inc.

Anthony G. Fernandes, age 63, has been our director since July 2002. Mr. Fernandes was Chairman, Chief Executive Officer and President of Philip Services Corporation, an industrial services and integrated metals recovery company, from 1999 to 2002. Prior to joining Philip Services, Mr. Fernandes worked at Atlantic Richfield Company for more than 30 years, including from 1994 to 1999 as Executive Vice President and director. In addition, from 1997 to 1998 he was chairman of ARCO Chemical Co., a publicly traded company owned 80% by Atlantic Richfield. Mr. Fernandes is a director of ABM Industries Inc., Baker Hughes Corporation, and Black and Veatch.

Shane D. Fleming, age 50, became our Chairman of the Board, President and Chief Executive Officer on January 1, 2009. Prior thereto, he was our President and Chief Operating Officer since June 2008. Mr. Fleming joined the Cytec predecessor company in 1983 in the Mining Chemicals group, and over the years has taken positions of increasing responsibility in the USA, Australia, and in the Asia Pacific region. In 2003, Mr. Fleming took global responsibility for Cytec’s specialty chemicals business and then in 2005, following the acquisition of the UCB chemicals business, he relocated to Brussels to assume full responsibility for the combined specialty chemical operations.

Louis L. Hoynes, Jr., age 73, has been our director since December 1994. Until September 2004, Mr. Hoynes was elected to the Board on an annual basis by the holder of our Series C Preferred Stock. After we redeemed the Series C Preferred Stock in September 2004, Mr. Hoynes’ term automatically ended. Our Board then elected Mr. Hoynes to fill a vacancy on our Board. Mr. Hoynes was Executive Vice President and General Counsel of Wyeth until his retirement on July 1, 2003, having served in that capacity since 1990. Prior to that time he was a partner in the law firm of Willkie Farr & Gallagher.

Barry C. Johnson, age 65, has been our director since August 2003. Dr. Johnson is retired Dean, College of Engineering at Villanova University, having served in that position from August 2002 until March 2006. Previously, he served as Chief Technology Officer of Honeywell International Inc. from July 2000 to April 2002.Before that Dr. Johnson served as Corporate Vice President of Motorola, Inc. and Chief Technology Officer for that company’s Semiconductor Product Sector. Dr. Johnson is a director of Rockwell Automation, Inc. and IDEXX Laboratories, Inc.

David Lilley, age 62, has been our director since January 1997. Mr. Lilley was our Chairman (since January 1999), President (since January 1997 until July 2008) and Chief Executive Officer (since May 1998) and retired as an employee of the Company effective December 31, 2008. From 1994 until January 1997, he was a Vice President of American Home Products Corporation, responsible for its Global Medical Device business. Prior to that time, he was a Vice President and a member of the Executive Committee of American Cyanamid Company (“Cyanamid”). Mr. Lilley is a director of Arch Chemicals Inc., Public Service Enterprise Group Inc. and Rockwell Collins Inc.

Carol P. Lowe, age 43, has been our director since October 2007. In November 2008, Ms. Lowe was named President of Trail King Industries, Inc., a subsidiary of Carlisle Companies, Inc., a global diversified manufacturing company. Ms. Lowe served as the Vice President and Chief Financial Officer of Carlisle Companies, Inc., from 2004 until November 2008 and its Treasurer from 2002 through 2004. Prior to joining Carlisle, Ms. Lowe spent eight years at National Gypsum Company where she held various accounting and treasury positions including Treasurer. Preceding that, she spent seven years with Ernst & Young. Ms. Lowe is a Certified Public Accountant.

William P. Powell, age 53, has been our director since our formation in December 1993. Until March2008, Mr. Powell was a Managing Director of Williams Street Advisors LLC, a merchant banking firm, having served in that capacity since May 2001. Mr. Powell recently formed 535 Partners LLC, a family office. Prior to Williams Street, he had been Managing Director, Corporate Finance, of UBS Warburg LLC and its predecessor, Dillon, Read & Co. Inc., since January 1991. Mr. Powell is a director of CONSOL Energy, Inc.

Thomas W. Rabaut, age 60, has been our director since February 2007. Mr. Rabaut currently serves as a senior advisor to the Carlyle Group, a private equity firm. Prior thereto, he was President and Chief Executive Officer of United Defense Industries Inc. and its predecessors from 1994 until June 2005 when it was acquired by BAE Systems PLC. Mr. Rabaut then served as President of the Land & Armaments Group of BAE Systems until his retirement in January 2007. Mr. Rabaut is a director of Kaman Corporation.

Jerry R. Satrum, age 64, has been our director since May 1996. Before his retirement from Georgia Gulf Corporation in 1998, he served as Georgia Gulf’s Chief Executive Officer (1991-1998), President (1989-1997) and Vice President – Finance and Treasurer (from its inception until 1989). Mr. Satrum has been a director of Georgia Gulf Corporation since its inception.

Raymond P. Sharpe, age 60, has been our director since April 2005. He has been President and CEO of Isola Group, a privately held manufacturer of base materials for printed circuit boards since June 2004. The principal investor in Isola Group is the Texas Pacific Group. For more than ten years prior thereto, he was CEO of the Cookson Electronics Division of Cookson Group PLC., London UK. He served as Director of Cookson Group PLC from 1995 until 2004 and a Director of SPS Technologies Inc., a manufacturer of aerospace components, from 1994 until 2004.

James R. Stanley, age 65, has been our director since October 2001. Mr. Stanley retired as President and Chief Executive Officer of Howmet Corporation, a manufacturer of turbine engine components used in jet aircraft and industrial gas power generation that is a wholly-owned subsidiary of Alcoa Inc., in January, 2003. He had served in that capacity since July, 2000. Prior to that time, Mr. Stanley had served as a Senior Vice President of Howmet for more than five years.

AGENDA ITEM 2

RATIFICATION OF THE APPOINTMENT

OF THE AUDITORS

RESOLVED, that the appointment by our Audit Committee of the firm of KPMG to audit our 2009 consolidated financial statements is hereby ratified.

Our Audit Committee has selected KPMG as the auditors to perform the audit of our financial statements for 2009. KPMG has audited our consolidated financial statements since our inception in 1993. KPMG has offices or affiliates at or near most of the locations where we operate. KPMG is an independent registered public accounting firm.

Before making its recommendation for appointment, the Audit Committee carefully considered KPMG’s qualifications. This consideration included a review of KPMG’s performance in prior years, its independence, as well as its reputation for integrity and for competence in the fields of accounting and auditing. Our Audit Committee has expressed its satisfaction with KPMG. In February 2009, KPMG advised the Audit Committee that it believed that the resolution of all litigation against KPMG will not affect its ability to serve as our auditors.

Representatives of KPMG will attend the Annual Meeting and may make a statement if they desire to do so. They will also be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our auditors as a matter of good corporate practice because ratification is not legally required. Even if the selection is ratified, our Audit Committee in its discretion may select different auditors at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to ratify the appointment of our auditors. Because abstentions are deemed to be “shares present” at the meeting, they will have the same effect as a vote “against” this matter. If Agenda Item 2 does not pass, the selection of auditors will be reconsidered by our Audit Committee.

Our Board of Directors unanimously recommends that stockholders vote for the proposal to ratify the Audit Committee’s selection of KPMG as our independent registered public accounting firm for 2009.

FEES PAID TO THE AUDITORS

Pre-Approval Policies and Procedures.    Our Audit Committee is required to pre-approve the audit and non-audit services performed by the auditors in order to assure that the provision of such services does not impair the auditors’ independence. Our Audit Committee specifically pre-approves all audit fees, audit-related fees, tax service fees and all other fees. Our Audit Committee has delegated authority to the Chair of the Committee to approve any services not exceeding $50,000 not specifically pre-approved by the Committee provided that disclosure of such services and fees is made to the Audit Committee at the next scheduled meeting following such approval. During the years ended December 31, 2008 and 2007, all services provided by the auditors received specific pre-approval.

In connection with the audit of the 2009 financial statements, we entered into an engagement letter with KPMG which sets forth the terms by which KPMG will perform its audit services. Under the terms of this letter, we agreed to arbitrate any disputes and that we are not entitled to punitive damages.

Audit Fees.    The aggregate fees billed by KPMG for professional services rendered for the audit of our consolidated financial statements, and related internal control over financial reporting included in Form 10-K, review of the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements, including issuance of consents, for the years ended December 31, 2008, and 2007, were approximately $4.5 million and $4.1 million, respectively.

Audit-Related Fees.    There were no audit-related fees in 2008 or 2007.

Tax Fees.    The aggregate fees billed by KPMG for tax services, primarily services regarding the preparation of certain of our international legal entities’ income tax returns, for the years ended December 31, 2008, and 2007, were approximately $1.0 million and $0.3 million respectively.

All Other Fees.    We did not utilize KPMG for any other services during the two years ended December 31, 2008.

As advised in the Audit Committee Report, our Audit Committee considered whether, and concluded that, provision of these services is compatible with maintaining KPMG’s independence.

CYTEC STOCK OWNERSHIP BY DIRECTORS AND OFFICERS

The following table sets forth, as of January 31, 2009, the total beneficial ownership of Cytec’s Common Stock by Cytec’s directors and the five executive officers named in the Summary Compensation table (see the “Executive Compensation” portion of this proxy statement):

Beneficial Stock Ownership of Directors & Officers

Name	Record & Street Name Shares(1)	+	Savings Plan Shares(2)	+	Deferred Stock Shares(3)	+	Stock Option Shares(4)	=	Total Beneficial Ownership	Percent of Class
C.A. Davis	3,151				5,349		28,500		37,000	(5)
D.M. Drillock	10,750		20,569		13,764		133,132		178,215.4
A.G. Fernandes	4,163				5,349		15,000		24,512	(5)
S.D. Fleming	17,272		24,455		15,470		58,666		115,863.2
L.L. Hoynes, Jr.	3,259				5,349		6,000		14,608	(5)
B.C. Johnson	2,969				2,534		10,500		16,003	(5)
D. Lilley	31,998		8,880		144,776		874,666		1,060,320	2.3
C.P. Lowe	2,128				1,924				4,052	(5)
W.P. Powell	8,339						24,000		32,339	(5)
T.W. Rabaut	3,212				1,277				4,489	(5)
J.R. Satrum	29,234						28,500		57,734.1
R.P. Sharpe	3,758				5,150		6,000		14,908	(5)
R. Smith	15,168		24,457		15,424		126,883		181,932.4
S.C. Speak	1,250		14,839		17,556		101,166		134,811.3
J.R. Stanley	3,468				4,072		10,500		18,040	(5)

All directors and officers as a group (19 persons)	195,263		94,794		248,564		1,696,928		2,235,549	4.8

(1)	Includes for Mr. Fernandes, shares held in family trusts or foundations. Also includes for each of Messrs. Hoynes and Sharpe, shares owned jointly with his wife. Excludes for Mr. Smith, 1,000 shares for which he disclaims beneficial ownership.

(2)	Represents the officers’ proportionate share of our Common Stock held by the Cytec Employees’ Savings & Profit Sharing Plan and the Cytec Supplemental Savings and Profit Sharing Plan at January 31, 2009. In the case of Mr. Smith and all directors and officers as a group, also includes shares held in an Individual Retirement Account.

(3)	Shares issuable under 1993 Stock Award and Incentive Plan (the “1993 Plan”) following termination of employment or, as to the directors, retirement from the Board of Directors.

(4)	Shares which may be acquired within 60 days through the exercise of stock options, regardless of whether the exercise price is below, at or above the current market price of our common stock.

(5)	Less than 0.1%

None of the shares reflected in the stock ownership table have been pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of 135 Forms 3, 4 and 5 received by us, we believe that during 2008 all but 3 filings required under Section 16(a) of the Securities Exchange Act of 1934 were filed timely. Mr. Satrum failed to timely report the exercise of a stock option, and Mr. Avrin failed to timely report a transfer of securities to a family member. In addition, due to an administrative error, a Form 4 with respect to a deferred stock award granted to Mr. Hoynes was missed, but the securities associated with such award were included in Mr. Hoynes’ subsequent Form 4 filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 74105	5,196,155 Shares(2)	11.0

Common Stock	Lord, Abbett & Co.LLC 90 Hudson Street Jersey City, NJ 07302	3,743,309 Shares(3)	8.0

Common Stock	Vanguard Fiduciary Trust Company 500 Admiral Nelson Blvd. Malvern, PA 19355	2,587,471 Shares(4)	5.5

(1)	Percent of class based on shares outstanding at December 31, 2008.

(2)	Per Schedule 13G, filed February 5, 2009, which reports beneficial ownership of six funds aggregating as of December 31, 2008 (i) sole power to vote or direct the vote as to 4,242,771 shares, and (ii) sole power to dispose or direct the disposition of 5,196,155 shares.

(3)	Per Schedule 13G, filed February 13, 2009, which reports beneficial ownership as of December 31, 2008 (i) sole power to vote or direct the vote as to 3,466,528 shares, and (ii) sole power to dispose or direct the disposal of 3,743,309 shares.

(4)	Per Schedule 13G, filed February 5, 2009, which reports beneficial ownership as Trustee of the Cytec Employees’ Savings and Profit Sharing Plan as of December 31, 2008 (i) shared power to vote 2,587,471 shares, and (ii) shared power to dispose of 2,587,471 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Policy on Transactions with Related Person, any related party transaction which would be required to be reported in the Company’s annual proxy statement under applicable laws and regulations must be approved in advance by the Governance Committee of our Board of Directors. In considering whether or not to approve such transaction, the Governance Committee shall consider the following factors: (i) is the proposed transaction in the ordinary course of business of the Company and the Related Person; (ii) are any alternate transactions available; (iii) is the transaction on terms at least as favorable to the Company as available from unrelated third parties; (iv) does the transaction pose any more risks to the Company than alternate transitions available from unrelated third parties; and (v) such other factors as the Governance Committee may consider relevant or important to its decision.

There were no transactions during 2008, and there are no currently proposed transactions, involving more than $120,000 in which Cytec was or is to be a participant and in which any executive officer or director has a direct or indirect material interest other than the compensation arrangements described in this proxy statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program General

Our executive compensation program is designed to contribute to our long-term success and the long term performance of our stock price by:

•              Attracting and retaining highly competent, performance oriented executives;

•              Rewarding achievements that we believe will increase the value of Cytec’s stock over time, such as growth in earnings per share and increased returns on invested capital; and

•              Aligning executives’ financial interests with those of our stockholders by linking a significant portion of executive compensation to the performance of Cytec’s stock, both through grants of equity incentives and stock ownership guidelines.

Our executive compensation program has three basic components: (i) base salary; (ii) annual incentives; and (iii) long term incentives consisting of performance cash or performance stock in lieu of performance cash with a three year term and ten year stock appreciation rights (“SARs”). These components are discussed in more detail under the heading “Total Direct Compensation Description” below. We also maintain benefit programs for our employees and our executive officers that we believe are competitive with those of our competitors. These are discussed in more detail under the heading “Benefits” below.

Our general executive compensation philosophy is to pay for performance. We target executive base salaries at 5% below the median of a competitive benchmark and long-term incentives, which consist of performance cash or performance stock in lieu of performance cash with a three-year term and ten-year SARs, at the 62.5 percentile of a competitive benchmark. We believe this reduces our fixed costs and emphasizes long-term financial results which we believe will enhance the value of Cytec stock over time. We believe this compensation structure, and the performance metrics we rely on in determining incentive payments, are likely to result in our executives earning above median compensation over the longer term only when stockholders are also enjoying positive returns on their investments. We place more weight on both performance based compensation and long-term compensation for those executive positions with the broadest scope, primarily our CEO.

Total Direct Compensation Description

The three basic components of executive officer total direct compensation are base salary, annual incentive awards and long-term incentive awards. Each year, the CEO and the Vice President, Human Resources review with the Compensation Committee compensation survey data provided by an independent compensation consultant. Based on feedback from the Compensation Committee regarding the survey data, and the CEO’s views of each officer’s performance, the CEO and Vice President, Human Resources recommend annual salary adjustments, annual incentive awards and annual grants of long term incentives. The Compensation Committee reviews these recommendations along with the competitive benchmark data and approves annual salary adjustments, annual incentive awards and annual grants of long term incentive awards for all executive officers other than the CEO. The Compensation Committee reviews competitive benchmark data for the CEO and the performance of the CEO with the independent directors of the Board and makes recommendations on the CEO’s salary and incentive awards. The independent directors discuss these recommendations, revise them if appropriate, and then approve a salary adjustment, an annual incentive award and an annual grant of long term incentive awards for the CEO. Except as described below, the CEO does not participate in this process. Salary adjustments and changes in the annual incentive awards and long-term incentive awards are the principle means used to ensure that each officer’s compensation is based on his or her performance.

More information on each of the three basic components of compensation appears below.

Base Salary:    The target base salary for each executive officer is 5% below the median of a competitive benchmark. Individual base salaries are based on experience, sustained individual performance and internal equity. Base salaries for each of the five most highly compensated officers (the “named executive officers”) are set forth in the Summary Compensation Table, which appears on page 23.

Annual Incentive Plan:    The target annual incentive for each executive officer, as a percentage of base salary, is generally the median of a competitive benchmark. Individual targets are set based on experience, sustained individual performance and internal equity. Because our targets for base salaries are slightly below median, this means our target annual incentive payments are also slightly below median. The Compensation Committee sets the targets for receiving an award typically in the beginning of the relevant performance period. The actual annual incentive award paid can range from 0 to 200% of the target percentage based on achievement of the metrics as described below.

For the past several years, the annual incentive multiplier (the “Corporate Incentive”) for all executive officers other than two Business Unit Presidents was based 60% on achievement of fully diluted earnings per share adjusted to exclude special items (“adjusted EPS”) and 40% on achievement of important non-financial corporate objectives. At the end of each year, the officer group collectively assesses its performance in achieving the non-financial objectives for that year and recommends a percentage of target to be used on this component of the annual incentive calculation. The CEO presents this recommendation to the Compensation Committee which considers this recommendation, among other factors, in determining the achievement factor for non-financial objectives for all officers, including the CEO. The Committee also reviews the actual adjusted EPS against the adjusted EPS target for the year, which, together with the non-financial component, determines the combined full incentive amount. The payout amounts on the annual cash incentive plan and all other compensation for the CEO are subject to approval by the independent directors of the Company’s board. Adjusted EPS is a non-GAAP financial measure that is calculated by excluding special items such as restructuring, asset impairments and gains on sales of assets among other items, which are discussed as special items in our quarterly earnings releases. Except in cases of material under or over performance, the same Corporate Incentive applies to each of these officers because the Company believes a common multiplier applied to the individual incentive targets fosters the teamwork necessary for success. For the past several years, the annual incentive multiplier for two Business Unit Presidents was based 70% on achievement of the EBIT target and specified non-financial objectives of their respective business units and 30% on the Corporate Incentive. The Compensation Committee generally sets the target adjusted EPS equal to our adjusted EPS as set forth in the annual business plan for the relevant performance period. The Compensation Committee sets the non-financial objectives target based on their view of our most important non-financial objectives during that year after considering the CEO’s recommendations in regard thereto. In 2008, there were six categories of non-financial objectives: safety, health and environmental performance; strategic planning; technology; manufacturing and operations; management development and diversity; and finance.

The Compensation Committee has the discretion to adjust the financial and non-financial targets under the annual incentive plan as it deems appropriate. In 2008, the Compensation Committee used its discretion when determining the annual incentive amount payable to use an adjusted EPS value that was $.18 per share higher than the actual adjusted EPS for the year to reflect the lost production at our Fortier, Louisiana plant due to the Gustav hurricane and the loss of sales due to the Boeing strike. The annual incentives for the 2008 performance period paid to the named executive officers consistent with these determinations are set forth in the Summary Compensation Table. The Compensation Committee approved the annual incentives paid to all officers other than the CEO and the independent directors of the Board approved the annual incentives paid to the CEO.

Long-Term Incentives (“LTIs”):    The target annual grant of LTIs for each executive officer is at the 62.5 percentile of a competitive benchmark for long-term incentive awards, with individual awards based on experience, sustained individual performance and internal equity. For the past several years, Cytec’s LTIs have consisted of a combination of three year performance cash or performance stock in lieu of performance cash and ten year SARs or stock options. The Committee’s intention is to deliver approximately 30% of the value of the LTIs in performance cash or performance stock in lieu of performance cash and approximately 70% of value in SARs or stock option awards. The actual performance cash or performance stock in lieu of performance cash paid can range from 0 to 200% of the target and for the past several years payout has been based 50% on achievement of target adjusted EPS in the third year after the date of grant and 50% on achievement of target return on invested capital (“ROIC”) in the third year after the date of grant. ROIC measures the economic returns on invested capital and is widely used by investors, analysts and corporate managers to evaluate financial performance. For the past several years, the target for adjusted EPS in the third year has been set at the amount that represents 10% compounded annual growth in adjusted EPS from the year immediately prior to the date of the grant and the target for ROIC in the third year has been based on assets and current liabilities at the prior year end adjusted for projected working capital changes and capital expenditures for the next three years and budgeted operating earnings in the year of the grant compounded by 10% annual growth for the following two years. The Committee believes that achievement of these goals is consistent with shareholders’ interests because it believes that companies with increasing EPS and increasing ROIC will have an appreciating stock price. The adjusted EPS target is also consistent with management’s published goal that the Company’s adjusted EPS should increase at a double digit percentage rate over the course of a business cycle. The Committee believes that three years is an appropriate period of time over which to provide executives incentives to improve the medium term performance of the Company.

The Compensation Committee has the discretion to adjust the targets as it deems appropriate. Shortly after year-end of the final year of the award, the Compensation Committee meets to review actual ROIC and adjusted EPS against the targets to determine the payout of the performance cash or performance stock in lieu of performance cash. In 2008, the Compensation Committee used its discretion, when determining the performance award amount payable, to use an adjusted EPS value that was $.18 per share higher than the actual adjusted EPS for the year to reflect the lost production at our Fortier, Louisiana plant due to the Gustav hurricane and the loss of sales due to the Boeing strike. The performance cash granted in 2006 and 2007 was payable only in cash. The performance cash granted in 2008 was payable in cash or stock at the advance election of the recipient. All recipients elected that if these awards vested, then they would be paid in stock.

The exercise price of SARs granted after October 2006 is equal to the closing price of Cytec common stock on the date of the grant. The SARs vest in equal installments on the first three anniversaries of the date of the grant and expire on the tenth anniversary of the date of grant. The SARs are settled in stock, which means that on exercise, an officer receives a number of shares of Cytec common stock equal to the number of SARs exercised multiplied by the excess of the then current price of Cytec common stock over the grant price of the SAR divided by the then current price of Cytec common stock. Because the SARs have value only if the price of the Cytec common stock increases, the Committee believes that grants of SARs closely align executives’ interests with those of our shareholders. Both the performance awards and the SARs have an important retention element because any unvested performance cash or stock and unexercised SARs are generally immediately terminated on voluntary termination by an executive. If an executive retires, then the executive retains a pro rata portion of any unvested performance cash or stock and all SARs issued more than eight months previously, and the period in which the executive may exercise any unexercised SARs is reduced to a maximum of three years and four months after the date of the executive’s retirement

The performance awards and the SARs are granted under the provision of our 1993 Stock Award and Incentive Plan (the “1993 Plan”). We generally grant LTIs to executive officers only on the date of the first meeting of the Compensation Committee each year, although we may from time-to-time also grant LTIs on the date an executive officer is hired or promoted. The first meeting of the Compensation Committee each year is typically held the day before we release our earnings for the preceding year. LTIs granted to the CEO are subject to ratification by the independent directors of the Board.

Compensation Program Review

The Compensation Committee is responsible for reviewing and approving compensation arrangements for all our executive officers other than the CEO, and for reviewing and recommending to the independent directors of the Board compensation arrangements for the CEO. The Compensation Committee meets at least three times annually. At a minimum, the Compensation Committee annually determines (a) the amount of salary adjustments, annual incentives and LTIs awarded to executive officers; (b) the criteria for achieving annual and LTI awards; and (c) whether the conditions for the payment of past awards have been met. It also evaluates its own performance annually. To the extent these matters relate to compensation of the CEO, they are also approved or ratified by the independent directors of the Board. The Compensation Committee periodically reviews all of the components of our compensation program to make sure they are best serving our needs in light of changing standards and market conditions.

In 2008, the Compensation Committee requested Towers Perrin to conduct a review of our executive compensation practices, to benchmark our compensation practices against those of competitors and general industry, and to establish competitive benchmarks for total direct compensation for our executive officers. After reviewing and discussing Towers Perrin’s report on our executive compensation practices, the Compensation Committee concluded that our executive compensation philosophy, policies and procedures were generally consistent with our objectives and competitive benchmarks except that grants of LTIs to officers generally had values that placed them below the 62.5 percentile benchmark target established by the Committee.

The Compensation Committee decided to make several changes for 2009 due to the condition of the financial markets and the uncertain economic and market conditions, and specifically for the reasons noted below. We expect that most of these changes will be temporary.

•              The Committee agreed to defer merit increases for all executive officers for at least three months consistent with management’s decision to defer merit increases for all other salaried employees for at least three months. The decision to defer merit increases was made to emphasize to all employees the importance of aggressively reducing our costs wherever possible in light of current economic conditions.

•              The Committee agreed to add a working capital metric to the Annual Incentive Plan so that for 2009 the Corporate Incentive will be based 30% on achieving a specified reduction in net working capital, 30% on achievement of target adjusted EPS and 40% on achievement of important non-financial corporate objectives. The annual incentive multiplier for two Business Units Presidents will be based 30% on achieving the same specified reduction in net working capital, 30% on achievement of the business EBIT target, 30% on achievement of important non-financial business objectives and 10% on achievement of important non financial corporate objectives. For 2009, the targets for par payouts are $2.55 adjusted EPS and 23 days reduction in average net working capital for the fourth quarter of 2009 from the average net working capital for the fourth quarter of 2008. The adjusted EPS target was set several months ago and is not necessarily indicative of the results the Company anticipates for the year. The adjusted EPS target for par payout is not, and should not be construed as, EPS guidance. The decision to add a working capital metric was made to align the Annual Incentive Plan for officers with the annual incentive plans for most salaried employees. A metric was added to these plans to encourage the reduction of working capital and to strengthen our balance sheet.

•              The Committee agreed to issue stock options instead of stock settled SARs for grants made after January 1, 2009, as part of the LTI awards. This change was made to align our practice with prevalent market practices and also to potentially streamline administration.

•              The Committee increased the percentage of value provided by performance cash versus the percentage of value provided by stock options granted to our executive officers as part of the LTI awards. The Committee implemented this change to reduce the number of stock options that otherwise would have been issued. For similar reasons, the Committee did not offer officers the opportunity to convert performance cash awards into deferred stock. The effect of these changes is to protect our stockholders from further dilution.

•              The Committee modified the method of determining the adjusted EPS target for the performance cash granted in 2009 payable with respect to the 2011 performance period. The Company set the 2011 targets for adjusted EPS and ROIC based on the 2009 budget adjusted earnings and increased the par growth rates from 10% to 15% in the second two years. As a result of these changes, the par target for adjusted EPS in 2011 is $3.37 and the par target for ROIC in 2011 is 6.1%. The par target for adjusted EPS is lower, and the par target for ROIC is higher than if the Company had continued to use its previous methodology for setting par targets. The change in methodology recognizes the current economic downturn and provides targets which are challenging, yet have the motivational effects desired by the Committee.

Competitive Benchmarking

The Compensation Committee relies on competitive benchmarks for total direct compensation for each of its executive officers to help it determine the appropriate compensation for those officers. In 2008, the Committee retained Towers Perrin to help it establish competitive benchmarks. The Committee uses a benchmark weighted 60% to executive compensation in the chemical industry and 40% to executive compensation in general industry. The Committee believes this weighting reflects an appropriate balance of the companies from which the Company might recruit future executives.

The Compensation Committee established a group of peers in the chemical industry in 2005 that were subject to Securities and Exchange Commission disclosure requirements regarding executive compensation of their five most highly compensated officers (the “Peer Group”). The Compensation Committee selected the individual companies in the Peer Group because they directly competed with the Company or were similar to the Company in the size and scope of their operations. The Peer Group was balanced by size so that approximately half of the companies had revenues greater than the Company, and the balance had revenues less than the Company. The Company has continued to use the same Peer Group since 2005 except to the extent companies in the Peer Group were acquired by other entities. The Peer Group for 2008 consisted of the 13 companies listed below.

Air Products & Chemicals Inc.

Albemarle Corp.

Arch Chemicals Inc.

Cabot Corp.

Chemtura

Eastman Chemical Co.

Ferro Corp.

FMC Corp.

Hercules Inc.

Hexcel Corporation

The Lubrizol Corporation

Praxair, Inc.

Rohm & Haas Co.

Compensation for executive officer positions generally reported by the Peer Group in their public filings, including the CEO and the CFO, and Towers Perrin’s Chemical Industry compensation database, which consisted of 41 companies, were used to set the competitive benchmark for the chemical industry for the executive officer positions. The competitive benchmark for general industry was determined from Towers Perrin’s General Industry Executive compensation database, which consisted of compensation data for more than 260 companies, including all of the companies included in the Chemical Database. Towers Perrin utilized its compensation databases to value each executive position on the basis of job function, and organization size/revenue. Because the data is 2007 compensation data, Towers Perrin adjusted the compensation data upwards by 4% to reflect estimated overall executive pay movement to bring the data current to estimated 2008 levels. Towers Perrin utilized its valuation model to evaluate options and SARs.

Stock Ownership Guidelines

We require our executive officers to attain and hold an ownership stake in our Company that is a specified multiple of his or her salary. The Compensation Committee reduced the stock ownership guidelines in 2009 to be more closely aligned with the market and to reflect recent organization changes including the addition of a non-U.S. corporate officer. The ownership guidelines, expressed as a multiple of the annual base salary, are provided below:

Position	Current Guideline	Prior Guideline

Chief Executive Officer	6	8
Chief Financial Officer	4	5
President, Cytec Specialty Chemicals	2.5	5
President, Cytec Engineered Materials	2.5	5
Other Officers	2.5	3

Achievement of the required stock ownership is expected within five years of election to a position requiring an increase in target ownership. Stock ownership is determined net of any shares with respect to which the economic risk of ownership has been hedged. We include deferred stock awards as shares owned and do not include options, SARs or unvested performance stock as shares owned. None of the officers have hedged their position in Cytec stock.

Benefits

With the exception of benefits available under the Executive Supplemental Employee Retirement Plan and the Executive Income Continuity Plan described below, our named executive officers participate in the same employee benefit plans as all other similarly situated U.S. salaried employees.

Flexible Health & Welfare Benefits:    We provide our U.S. employees, including our executive officers, with a cafeteria-style health and welfare benefit program, providing a comprehensive choice of coverage, including medical, dental, vision, life and accidental death & dismemberment insurance, disability and long term care coverage and health care and dependent care spending accounts.

Retirement Income Plans:    Our executive officers are entitled to receive benefits as applicable under (i) the Cytec Past Service Retirement Plan (the “Past Service Plan”), (ii) the Cytec Salaried and Nonbargaining Employees Retirement Plan (the “Salaried Plan”), (iii) the Cytec Supplemental Employees Retirement Plan (the “Supplemental Plan”), (iv) the Cytec Excess Retirement Plan (the “Excess Plan”), (v) the Cytec Executive Supplemental Employees’ Retirement Plan (the “ESERP”), (vi) the Cytec Employees’ Savings Plan (the “Savings Plan”), and (vii) the Cytec Supplemental Savings Plan (the “Supplemental Savings Plan”). The benefits available under each of these plans are described below.

Past Service Plan:    This plan is a qualified plan that provides an annual defined pension benefit upon retirement for all Cytec employees who transferred from American Cyanamid Company (“Cyanamid”) in connection with the spin-off of Cytec from Cyanamid relating to their years of service recognized by Cyanamid. The benefit in general is equal to 1.67% of an employee’s final average pay at Cyanamid multiplied by their years of service at Cyanamid less a social security offset. Benefits under this plan are subject to reduction for early retirement and are also subject to applicable limitations under IRS regulations. Messrs. Lilley and Smith are not entitled to benefits under this plan because they were not transferred to Cytec by Cyanamid.

The Salaried Plan:    This plan is a qualified plan that provides all US salaried and nonbargained hourly employees an annual defined pension benefit upon retirement which is made up of the sum of two components: (i) a benefit which, in general, is equal to 1.33% of the employee’s base salary plus actual annual bonus (up to one-third of base salary) for each year of service at Cytec before January 1, 2008, plus (ii) a roll-up benefit based on credited service recognized by Cyanamid. The roll-up benefit was instituted to partly compensate employees for lower pension accruals at Cytec compared to those they would have received if they had remained at Cyanamid and, in general, is equal to 1.67% of the retiree’s average base salary plus actual annual bonus (up to one-third of base salary) during the highest five of the last ten years of service from 1994 through 2003 times the number of years of service at Cyanamid, less amounts payable under the Past Service Plan and subject to certain adjustments including a social security offset. Benefits under this plan are subject to reduction for early retirement and are also subject to applicable limitations under IRS regulations.

Excess Plan:    Under Section 415 of the Internal Revenue Code, a qualified plan may not pay an annual pension benefit to any single retiree of more than a specified amount which is from time-to-time in effect. This plan is a non-qualified plan for all employees whose benefits would be subject to that limitation which provides a benefit equal to the benefits payable under the Past Service Plan and the Salaried Plan without regard to the limitation under Section 415 of the Internal Revenue Code less any amounts payable to the officer under the Past Service Plan and the Salaried Plan.

Supplemental Plan:    Under Section 401(a)(17) of the Internal Revenue Code, a qualified plan may not include a pension benefit on any individual’s earnings in excess of an annual amount as specified from time-to-time, currently $245,000 per year. This plan is a non-qualified plan for all employees whose earnings in any year exceeded the 401(a)(17) limit that provides a benefit equal to the benefits that would be payable under the Past Service Plan and the Salaried Plan without regard to the limitations under Section 401(a)(17) and Section 415 of the Internal Revenue Code less any amounts payable to the officer under the Past Service Plan, the Salaried Plan and the Excess Plan.

We froze the Salaried Plan effective December 31, 2007 (the “Frozen Date”). As a result, no further benefits will accrue after the Frozen Date under any of the Past Service Plan, the Salaried Plan, the Supplemental Plan and the Excess Plan, although all employees including the named executive officers will continue to be credited with service for purposes of early retirement and certain other benefits. The value for each of the named executive officers of these plans is set forth in the Pension Benefits table on page 29. Commencing January 1, 2008, we offered non-bargaining employees participation in the Savings Plan in place of the Salaried Plan as described more fully below. We believe that the change from a defined benefit plan to a defined contribution plan will help reduce the volatility of our earnings as pension liabilities are subject to large swings with changes in the discount rate, return on asset rate and other assumptions.

ESERP:    This plan is applicable only to persons who were elected as a corporate officer before April 1, 2007. The benefits payable under this non-qualified plan are calculated in the same manner as the benefits payable under the Salaried Plan except that (i) no IRS limitations on the annual salary covered or annual benefits payable apply, (ii) benefits are calculated on annual salary and target bonus rather than annual salary and actual bonus up to 1/3 of annual salary, (iii) the roll-up benefit in the Salaried Plan is also calculated using target bonus rather than actual bonus up to 1/3 of annual salary, (iv) there is no reduction for commencing benefits at age 60, or as early as age 55 with the approval of the Compensation Committee or after a change in control and (v) members are credited with up to five additional years of service through age 65 at their final annual salary and target bonus. The benefits payable under this plan are offset by benefits payable under the Past Service Plan, the Salaried Plan, the Excess Plan and the Supplemental Plan. Benefits under this plan are available only to eligible employees who have been elected as members of the Plan by the Compensation Committee, except that all eligible executive officers are entitled to certain death and disability benefits. In the event of a change in control of Cytec, all persons elected as executive officers prior to April 1, 2007, will automatically be elected as full members of this Plan. This plan was intended to provide equivalent benefits as were or would have been available to officers under the Cyanamid Executive Retirement Plan and to encourage the transition of executive management at an earlier age by providing a benefit equal to up to five years of retirement income credits under our other defined benefit pension plans.

Savings Plan:    The Savings Plan provides for Company contributions of 3% of annual pay, additional matching contributions of up to 6% of annual pay and for a ten year transition benefit ranging from 1% to 10% of an employee’s annual pay per year for all participants in the Savings Plan with more than 10 years of service on the Frozen Date other than any employee who has been elected as a full member of the ESERP. The transition benefit is intended to compensate long service employees for a limited period for the loss of the accrual of future benefits under the Salaried Plan. We believe that the Savings Plan is competitive with the retirement plans offered by other chemical companies.

Supplemental Savings Plan:    Benefits under the Savings Plan are limited by various IRS regulations on the salary covered and maximum annual contributions. We offer participation in a supplemental savings plan to all US employees whose benefits under the Savings Plan are limited by IRS regulations. The Supplemental Savings Plan is designed to provide similar benefits to those available under the Existing Savings Plan except that the maximum contribution is limited to 25% of a participant’s annual salary (approximately 19% of annual salary starting in 2009) and bonus. Contributions to the Supplemental Savings Plan are held in trust for the benefit of the participants, though the trust fund would be subject to the claims of our creditors. We invest the funds held in trust in actual mutual funds that correspond with various hypothetical investment accounts selected by the participants. Accordingly, the investment returns earned by participants are supported by actual underlying investments made by us. The hypothetical investments available to participants are generally the same as the investment alternatives available under the Savings Plan.

Deferred Stock Awards:    Under Cytec’s 1993 Plan, the Compensation Committee may grant deferred stock awards (“Deferred Stock Awards”). The Committee has generally granted Deferred Stock Awards at an executive officer’s request in lieu of performance stock awards or restricted stock awards that would otherwise vest. Deferred Stock Awards are phantom shares of Cytec stock that accrue dividends in the form of additional shares of Deferred Stock Awards. The Deferred Stock Awards are paid in the form of an equivalent number of shares of Cytec stock after an executive retires. Also under this plan, directors are entitled to receive their annual retainer fees in the form of Deferred Stock Awards rather than cash. These Deferred Stock Awards are paid in shares of actual Cytec stock after the director ceases to be a director.

Deferred Compensation Plan:    Under this plan, an executive officer may elect to defer any compensation in excess of $1 million per year to the extent it would be a non-deductible expense for the Company as a result of IRS section 162(m). Mr. Lilley is the only executive officer who is a member of this Plan. He received a Deferred Stock Award of equivalent value to the compensation deferred under this plan. Mr. Lilley did not defer any compensation under this plan during the past 3 years.

Executive Income Continuity Plan:    All executive officers are automatically members of this Plan. This plan is intended to help retain the services of our executive officers and to reinforce and encourage the continuing attention, dedication and loyalty of these executives without the distraction of concern over the possibility of involuntary or constructive termination of employment resulting from unforeseen developments, by providing income continuity for a limited period. This plan provides that members will receive a benefit on termination of their employment unless such termination is (i) on account of death, disability or retirement, (ii) by us for cause, or (iii) by the member without good reason (as defined in the plan). Generally, “good reason” for termination by a member involves reductions in compensation or other actions by us inconsistent with the member’s status. The benefit payable is one time annual salary and bonus, or, if the termination occurs after a change in control, three times annual salary and bonus, subject to some exceptions. The plan also provides for certain miscellaneous payments, including relocation payments, certain legal fees, and expenses incurred in seeking new employment.

The amounts payable to executive officers in various circumstances under Cytec’s Executive Income Continuity Plan were originally determined in 1994 to duplicate the benefits in similar circumstances under the equivalent plan of Cyanamid, our former corporate parent. In 2000, after reviewing change of control benefits offered by a group of peer companies, the Board determined to increase the change of control benefit from two times annual pay plus bonus to three times annual pay plus bonus so as to provide competitive benefits. The Compensation Committee believes the Executive Income Continuity plan addresses the risk of an executive losing his job, particularly during periods of uncertainty, in a manner that allows the executive to remain focused on the Company’s interests. The Committee further believes that the plan meets specific concerns of executives that are not addressed by other elements of the compensation package. Accordingly, the Committee does not consider benefits that might or might not be paid under the Executive Income Continuity Plan when it establishes other elements of an executive’s compensation.

Compensation Taxation Equalization Plan:    This plan provides that we will reimburse any employee, officer or director for any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) on compensatory payments defined as an excess parachute payment under Code Section 280G, plus all other taxes imposed on the reimbursement.

Perquisites:    We provide limited perquisites to our executive officers. The perquisites provided to the named executive officers are set forth in column (i) of the Summary Compensation Table.

Relocation and Expatriation Packages:    We have an international mobility policy, which includes programs, procedures and processes for long term assignments, short term or limited duration assignments and permanent relocation. These policies cover the various aspects of moving, compensation and reimbursement methods and are designed to strike a balance between the costs in the employee’s home country and costs of the new location. For the duration of the assignment, the relocated employee continues to follow as much as possible the home location compensation rules and benefit schedules. This approach facilitates the reintegration process at the conclusion of the assignment. We compare compensation and living expenses to norms and make adjustments or allowances for such factors as sale of home, differences in housing and living costs and differing tax structures. In 2008, Mr. Fleming received benefits under these policies.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

This Committee has reviewed and discussed with the management of Cytec the Compensation Discussion and Analysis section (the “CD&A”). Based on this review and the Committee’s discussions with management, this Committee recommended to the Board of Directors that the CD&A be included in Cytec’s Proxy Statement for Cytec’s 2009 Annual Shareholder Meeting.

This Committee believes that the compensation program established for Cytec and described in the CD&A is strongly performance-driven and has contributed to retaining and motivating highly qualified management personnel.

Compensation and Management Development Committee

A.G. Fernandes, Chairman            L.L. Hoynes, Jr.            T.W. Rabaut             J.R. Satrum

February 19, 2009

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Stock Awards ($) (e)		Option Awards ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j)

D. Lilley Chairman and Chief Executive Officer(1)(2)	2008 2007 2006	$ $ $	910,000 865,000 828,000	$ $ $	0 221,667 350,002	$ $ $	1,438,858 2,123,267 2,524,934	$ $ $	717,693 1,124,500 794,466	$ $ $	0 0 488,650	$ $ $	192,801 104,608 82,386	$ $ $	3,259,352 4,439,042 5,068,438

S.D. Fleming President and Chief Operating Officer(3)	2008 2007 2006	$ $ $	492,500 395,000 360,000	$ $ $	0 90,421 92,926	$ $ $	446,651 402,610 407,527	$ $ $	247,167 234,630 229,680	$ $ $	41,055 29,835 50,701	$ $ $	957,785 413,457 895,033	$ $ $	2,185,158 1,565,953 2,035,867

D.M. Drillock Vice President and Chief Financial Officer(4)	2008 2007 2006	$ $ $	400,000 312,500 260,000	$ $ $	0 31,662 42,236	$ $ $	345,784 278,610 245,810	$ $ $	163,164 223,438 113,265	$ $ $	56,531 29,055 50,234	$ $ $	98,962 22,346 16,301	$ $ $	1,064,441 897,611 727,846

S.C. Speak President – Cytec Engineered Materials	2008 2007 2006	$ $ $	360,000 327,000 315,000	$ $ $	0 90,421 92,926	$ $ $	359,559 376,950 394,867	$ $ $	337,175 215,820 155,925	$ $ $	23,674 28,719 40,243	$ $ $	101,612 31,205 33,824	$ $ $	1,182,020 1,070,115 1,032,785

R. Smith Vice President, General Counsel and Secretary	2008 2007 2006	$ $ $	355,000 310,000 285,000	$ $ $	0 43,071 57,437	$ $ $	286,238 271,600 291,789	$ $ $	145,431 181,350 129,533	$ $ $	17,858 17,462 24,574	$ $ $	76,376 19,519 16,417	$ $ $	880,903 843,002 804,750

(1)	Mr. Lilley was Chairman, President and Chief Executive Officer prior to June 27, 2008, and Chairman and Chief Executive Officer from June 27, 2008, through December 31, 2008. He retired effective December 31, 2008, but has agreed to remain on our Board as a non-executive Director until April 16, 2009.

(2)	The actual present value of Mr. Lilley’s accumulated benefits under all of our defined benefit plans decreased by $291,292 from December 31, 2006, through December 31, 2008. Mr. Lilley was elected as a member of our ESERP prior to 2007 with five projected years of service but not past age 65 and he turned age 60 in January 2007. Mr. Lilley’s annual pension benefit is $9,723 less at the end of 2008 than at the end of 2006 because he received only one extra year of service under the Salaried Plan and Supplemental Plan (which plans were frozen on December 31, 2007), and he lost approximately two years of projected service under the terms of the ESERP. Additionally, because of his greater age, for actuarial purposes the period during which he can expect to receive his pension benefits is less at the end of 2008 than at the end of 2006.

(3)	Mr. Fleming was elected Chairman, President and Chief Executive Officer effective January 1, 2009. Prior thereto, he was President and Chief Operating Officer of Cytec since June 27, 2008, and President-Cytec Specialties Chemicals prior to June 27, 2008.

(4)	Prior to May 24, 2007, Mr. Drillock was Vice President, Controller and Investor Relations.

The amounts reported for 2008 in column (c) of the Summary Compensation Table represent the base salary of each of the named executive officers during the periods reported, prior to any deferrals of income by such officers under the terms of our existing Savings Plan or the Supplemental Savings Plan.

The amounts reported for 2008 in column (e) of the Summary Compensation Table represent the dollar amount we recognized for financial statement reporting purposes with respect to 2008 in accordance with FAS 123R with respect to the performance awards payable in stock made to the named executive officers in 2005 and 2008. The assumptions made in these evaluations are incorporated by reference from footnote 5 to our Consolidated Financial Statements for the year ended December 31, 2008.

The amounts reported in 2008 in column (f) of the Summary Compensation Table represent the dollar amount we recognized for financial statement reporting purposes with respect to 2008 in accordance with FAS 123R with respect to grants of options made to the named executive officers in 2005 and grants of SARs made to the named executive officers in 2006, 2007 and 2008. The assumptions made in this evaluation are incorporated by reference from footnote 5 to our Consolidated Financial Statements for the year ended December 31, 2008. Generally, the fair value of the option or SAR on the grant date is expensed over the three year vesting period, except that starting in 2006, the fair value of the option or SAR is expensed over the three year vesting period, or if shorter, the period to which an officer is entitled to retire without loss of his option. As a result of this rule change in 2006, we recognized 100% of the fair value of the SARs granted to Mr. Lilley in 2008, compared to 1/3 of the fair value of the SARs granted to the other named executive officers in 2008.

The amounts reported for 2008 in column (g) of the Summary Compensation Table represent the amounts paid under the annual incentive plan prior to any income deferrals with respect to 2008 and performance cash with respect to the 2008 performance period as follows:

Name	Annual Incentive	Performance Cash	Total
D. Lilley	$434,753	$282,940	$717,693
S.D. Fleming	$156,222	$90,945	$247,167
D.M. Drillock	$114,660	$48,504	$163,164
S.C. Speak	$266,440	$70,735	$337,175
R. Smith	$84,801	$60,630	$145,431

The annual incentive plan is generally described under the heading “Total Direct Compensation Description – Annual Incentive Plan” above and the annual target amounts for 2008 are shown in the “Grants of Plan Based Awards” table below. Annual incentives in 2008 were based on the Corporate Incentive for 2008 which was 47.8% of par. It was determined based on adjusted EPS of $3.63, which was 3.125% of the difference between the $3.61 adjusted EPS threshold for any financial incentive payment and the $4.25 adjusted EPS target for par payout, and 114.75% achievement of the 2008 non-financials objectives.

As an example, Mr. Lilley’s annual bonus for 2008 was determined by the following formula:

Annual Bonus = Annual Salary * Target Bonus % [0.6 ((Actual 2008 Adjusted EPS – 2008 Target Adjusted EPS Threshold) ÷ (2008 Target Adjusted EPS – 2008 Target Adjusted EPS Threshold)) + 0.4 (Achievement factor on 2008 non-financial objectives)].

Accordingly,

Annual Bonus = $910,000 * 100% [0.6 ((3.63-3.61) ÷ (4.25-3.61)) + 0.4 (1.1475)] = $910,000*(0.6 (0.03125) + (0.459)) = $910,000 (0.478) = $434,753

The achievement factor for the non-financial objectives was approved by the Compensation Committee based on their review of non-financial achievements for the periods reported against the objectives established at the beginning of those periods including management’s reports thereon. The annual incentive multiplier for 2008 for Mr. Speak was 123.3%, based on the business unit’s performance and the 2008 Corporate Incentive of 47.8%. Mr. Fleming’s annual incentive multiplier for 2008 was based on Cytec Specialty Chemicals achievement factor of 39.2% as Business Unit President the first half of the year and the second half of the year on the Corporate achievement factor of 47.8% as Chief Operating Officer.

Performance Awards are generally described under the heading “Total Direct Compensation Description – Long-Term Incentives” above. The amounts reported with respect to the 2008 Performance Cash Awards payout of 40.42% of target, were determined based 50% on adjusted EPS achievement of $3.63, which was 80.84% of the difference between the $3.26 targeted threshold for a 50% payout and $3.86 target for a par payout and 50% on ROIC achievement of 6.2%, which was below the targeted threshold of 7.5% for a minimum payout.

The amounts reported in column (h) of the Summary Compensation Table represent the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all of our defined benefit plans during the periods reported, including as a result of changes in actuarial assumptions. The actuarial present value of each named executive officer’s accumulated benefit under each of our defined benefit plans at December 31, 2008, is set forth in the Pension Benefits table below.

The amounts reported for 2008 in column (i) of the Summary Compensation Table include matching contributions and transition benefits paid by the Company under the terms of our Savings Plan and Supplemental Savings Plan with respect to deferrals by the named executive officers in 2008 as follows:

Name	Matching Contributions	Transition Benefits	Profit Sharing Contributions	Total
D. Lilley	$109,368	$0.00	$61,242	$170,611
S.D. Fleming	$42,229	$39,707	$21,658	$103,594
D.M. Drillock	$36,406	$42,474	$18,203	$97,083
S.C. Speak	$34,021	$39,691	$17,010	$90,722
R. Smith	$31,293	$28,686	$15,647	$75,626

The transition benefits are intended to compensate long service employees for a limited period for the loss of the accrual of future benefits under the Salaried Plan.

The 2008 amounts reported in this column also include the values of perquisites and personal benefits provided to each named executive officer who received more than $10,000 in 2008 in perquisites and personal benefits as follows: Mr. Lilley, $22,190; Mr. Fleming, $854,191 and Mr. Speak, $10,890. Mr. Lilley’s perquisites and benefits consist of financial counseling and tax preparation, fringe insurance, home security and a club membership. Mr. Fleming’s perquisites and personal benefits consist of reimbursement of his relocation expenses in connection with his move from Brussels, Belgium to New Jersey in June of 2008 ($224,142), a housing allowance and related Belgian taxes during his stay in Belgium ($103,424), a cost of living allowance and related Belgian taxes ($97,507), tax gross up ($220,530), Belgian income tax (134,078) and other expatriate benefits including a company car, fuel, expatriate medical coverage and tax preparation fees. These amounts were all determined in accordance with our international mobility policy described under the heading “Benefits-Relocation and Expatriation Packages” above and which is generally applicable to all employees relocated across international borders. Approximately half of these amounts were paid in euros. We converted these amounts to US dollars using the average exchange rate for 2008 of US$1.4777 per euro. Other perquisites and personal benefits for Mr. Fleming include financial counseling and fringe insurance. Mr. Speak’s perquisites and personal benefits consist of financial counseling and tax preparation fees and fringe insurance.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)
D. Lilley***	1/29/2008									80,000	$52.48	$1,408,000
	1/29/2008	0	$910,000	*	$1,820,000	0	16,196.5	**	32,393.0			$850,000

S.D. Fleming****	6/27/2008									11,250	$55.10	$207,900
	6/27/2008					0	2,722.5	**	5,445.0			$150,000
	1/29/2008									25,000	$52.48	$440,000
	1/29/2008	0	$350,500	*	$701,000	0	5,716.5		11,433.0			$300,000

D.M. Drillock	1/29/2008									25,000	$52.48	$440,000
	1/29/2008	0	$240,000	*	$480,000	0	5,716.5	**	11,433.0			$300,000

S.C. Speak	1/29/2008									20,000	$52.48	$352,000
	1/29/2008	0	$216,000	*	$432,000	0	4,763.5	**	9,527.0			$250,000

R. Smith	1/29/2008									18,250	$52.48	$321,200
	1/29/2008	0	$177,500	*	$355,000	0	3,811.0	**	7,622.0			$200,000

*	Target amount for Annual Incentive Award for the 2008 performance period.

**	Target amount for performance cash award for the 2010 performance period. Each named executive officer elected to receive stock in lieu of cash prior to the date of grant.

***	In connection with his retirement, Mr. Lilley forfeited one-third of the performance cash award for the 2009 performance period and two-thirds of the performance cash award for the 2010 performance period.

****	Mr. Fleming received a special grant on June 27, 2008, in connection with his promotion to President and Chief Operating Officer.

The target amounts for annual incentive awards for the 2008 performance period are set forth in column (d) of the table above. The actual amounts paid in 2009 with respect to these awards are set forth in column (g) of the Summary Compensation Table.

At its January 29, 2008, meeting, the Compensation Committee finalized annual incentive targets for the performance period ending in 2008 and granted LTIs to each of the named executive officers consisting of SARs and a performance award payable in stock for the performance period ending 2010. The performance awards have a target payout as set forth in column (g) above which will be achieved if the targets for adjusted EPS and ROIC in the 2010 performance period are met. See “Total Direct Compensation Description – Long Term Incentives”.

The aggregate fair value of the SARs granted to each of the named executive officers determined as of the date of grant is set forth in column (l) above. These amounts were calculated in accordance with FAS 123R. The assumptions made in this valuation are incorporated by the reference from footnote 4 to our Consolidated Financial statements for the year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name (a)	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercis- able(2) (c)	Option Exercise Price ($) (e)	Option Expira- tion Date (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
D. Lilley	130,000	0	$24.4375	1/23/2010	32,393	$687,379.46
	130,000	0	$33.6300	1/21/2011
	130,000	0	$24.0000	1/20/2012
	130,000	0	$26.7000	1/19/2013
	100,000	0	$37.1100	1/20/2014
	100,000	0	$47.5900	1/18/2015
	53,333	26,667	$49.4900	2/7/2016
	24,000	48,000	$58.2200	1/30/2017
		80,000	$52.4800	1/28/2018

S. D. Fleming	15,000		$47.5900	1/18/2015	5,445	$115,542.90
	14,666	7,334	$49.4900	2/7/2016	11,433	$242,608.26
	6,666	13,334	$58.2200	1/30/2017
		25,000	$52.4800	1/28/2018
		11,250	$55.1000	6/26/2018

D. M. Drillock	18,200	0	$24.4375	1/23/2010	11,433	$242,608.26
	18,200	0	$33.6300	1/21/2011
	18,200	0	$24.0000	1/20/2012
	18,200	0	$26.7000	1/19/2013
	15,000	0	$37.1100	1/20/2014
	15,000	0	$47.5900	1/18/2015
	8,000	4,000	$49.4900	2/7/2016
	3,333	6,667	$58.2200	1/30/2017
	3,333	6,667	$58.8000	5/29/2017
		25,000	$52.4800	1/28/2018

S.C. Speak	15,000	0	$26.7000	1/19/2013	9,527	$202,162.94
	25,000	0	$37.1100	1/20/2014
	22,500	0	$47.5900	1/18/2015
	13,333	6,667	$49.4900	2/7/2016
	6,000	12,000	$58.2200	1/30/2017
		20,000	$52.4800	1/28/2018

R. Smith	2,750	0	$20.4375	1/24/2009	7,622	$161,738.84
	10,500	0	$24.4375	1/23/2010
	11,300	0	$33.6300	1/21/2011
	20,000	0	$24.0000	1/20/2012
	20,000	0	$26.7000	1/19/2013
	20,000	0	$37.1100	1/20/2014
	15,000	0	$47.5900	1/18/2015
	10,000	5,000	$49.4900	2/7/2016
	4,500	9,000	$58.2200	1/30/2017
		18,250	$52.4800	1/28/2018

(1)	All exercisable options are fully vested

(2)

The options shown in this column have the following vesting dates: (a) the options with an exercise price of $49.49 vested on February 8, 2009; (b) one- half of the options with an exercise price of $58.22 vested on January 31, 2009 and the other half will vest on January 31, 2010; (c) one-third of the options with an exercise price of $52.48 vested on January 29, 2009, one-third will vest on January 29, 2010, and the final third will vest on January 29, 2011; (d) one-half of the options with an exercise price of $58.80 will vest on May 30, 2009, one-half will vest on May 30, 2010; and (e) one-third of the options with an exercise price of $55.10 will vest on June 27, 2009, one-third will vest on June 27, 2010, and the final third will vest on June 27, 2011.

Up until 2006, we made annual grants of stock options to each named executive officer. In 2006, we substituted SARs for stock options. See “Compensation Program Review”. Accordingly, all of the securities reported in columns (b) and (c) of the Outstanding Equity Awards table represent stock options except for the securities expiring on or after February 7, 2016 which are SARs. The unvested equity awards reported in column (i) represent performance stock awards that had not vested as of December 31, 2008. The value of the unvested equity incentive awards set forth in column (j) above was determined using the closing price of Cytec common stock, $21.22, on December 31, 2008, the last trading day of the year.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock option exercises and performance stock vesting for the named executive officers during 2008.

	Option Awards		Stock Award
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
D. Lilley	200,000	$7,225,384	9,635	$505,645
S.D. Fleming			3,930	$206,246
D.M. Drillock			1,377	$72,265
S.C. Speak	5,000	$167,669	3,930	$206,246
R. Smith			1,872	$98,243

Columns (b) and (c) in the Option Exercises and Stock Vested table set forth the number of options exercised during 2008 by each of the named executive officers and the pre-tax value realized on exercise. Column (d) of the Option Exercises and Stock Vested table sets forth the number of shares of performance stock that vested during 2008 (or would have vested if they had not been voided in return for a Deferred Stock Award) in the name of each named executive officer. All of the shares that vested were for Performance Stock Awards granted in January 2005 for the 2007 performance year. The performance condition for 2007 was satisfied at 131% of par. Each of Messrs. Fleming, Speak and Smith elected to defer receipt of his performance stock and instead received a Deferred Stock Award of similar amount. Dividends are not paid on performance stock prior to the time it vests but the withheld dividends are paid if and when any shares vest.

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)
D. Lilley	Salaried Plan	12	$310,069
	Supplemental Plan	12	$957,283
	ESERP	14	$1,545,094

S.D. Fleming	Past Service Plan	11	$73,727
	Salaried Plan	15	$276,411
	Supplemental Plan	15	$123,106

S.C. Speak	Past Service Plan	1	$2,771
	Salaried Plan	15	$186,824
	Supplemental Plan	15	$86,848

D.M. Drillock	Past Service Plan	15	$152,641
	Salaried Plan	15	$351,870
	Supplemental Plan	15	$157,981

R. Smith	Salaried Plan	15	$152,048
	Supplemental Plan	15	$46,906

The table above shows the present value of the accumulated benefits at December 31, 2008, for each of the named executive officers under our defined benefit retirement plans. The table assumes that each named executive officer other than Mr. Lilley retires at the earliest age at which he is entitled to retire without any reduction in benefits for retiring before the normal retirement age of 60 under the ESERP and 65 for all the other plans and uses the actual date, December 31, 2008, that Mr. Lilley retired. Under the terms of the Past Service Plan, the Salaried Plan and the Supplemental Plan participants whose age plus years of service is at least 65 may retire at age 62 without any reduction in benefits for their early retirement. All of the named executive officers met this condition at December 31, 2008. All of the plans are described under the heading “Benefits” above. Because no benefits have been accumulated under the Excess Plan for any of the named executive officers, it was not included in this table. None of the named executive officers has received any credits under any of the retirement plans for years not actually worked at Cyanamid or Cytec except for Mr. Lilley who has been credited with three projected years of service under the ESERP and Mr. Speak who has been credited with an additional nine years of service not shown in the table above for his work at a business acquired by Cyanamid in 1992. Mr. Speak’s additional years of service are not shown in the table because they are not credited for purposes of determining his annual pension benefit, although they are credited for determining whether he meets the rule of 65. The valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit are incorporated by reference from footnote 14 to our Consolidated Financial Statements for the year ended December 31, 2008.

Also under the terms of the Past Service Plan, the Salaried Plan and the Supplemental Plan, participants whose age plus years of service is at least 65, may retire as early as age 55 with reduced benefits. Because the reduction in benefits is less than actuarially required, the present value of the accumulated benefits under these plans as shown in column (d) of the Pension Benefits table is less than the present value of the accumulated benefit to each of the named executive officers (other than Mr. Lilley because he had actually retired at December 31, 2008). The present value of each named executive officer’s accumulated retirement benefits assuming he had retired on December 31, 2008, is shown in column (b) of the Potential Payments Upon Termination or Change in Control table on page 31.

NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Balance at Last FYE ($) (e)
D. Lilley	$95,568	$174,373	$(6,001,161)	$4,355,997
S.D. Fleming	$286,150	$75,503	$(557,725)	$573,208
D.M. Drillock	$22,606	$65,283	$(557,183)	$475,470
S.C. Speak	$284,608	$58,002	$(766,156)	$644,688
R. Smith	$165,199	$47,260	$(542,952)	$945,245

Contributions of non-qualified deferred compensation in 2008 by the named executive officers consisted of contributions to the Supplemental Savings Plan and elections to receive Deferred Stock Awards in lieu of Performance Stock Awards that otherwise would have vested. All of the amounts reported in column (b) consist of contributions by the named executive officer to the supplemental savings plan except in the cases of Messrs. Fleming, Speak and Smith where the amounts also include $206,246, $206,246 and $98,243, respectively, in value of Deferred Stock Awards (valued at the closing price of common stock of CYT on January 29, 2008) received by them in lieu of performance stock awards which otherwise would have vested on that date. The named executive officer’s contribution to the supplemental savings plan are included in the amounts reported in column (c) and (g) of the Summary Compensation table. Registrant Contributions reported in column (c) of the table above are matching contributions and transition benefits we paid for the benefit of the named executive officers under the terms of the Savings Plan and the Supplemental Savings Plan. All of these amounts are reflected in column (i) of the Summary Compensation Table.

Aggregate earnings during 2008 on non-qualified deferred compensation reported in column (d) of the table above were calculated by valuing each named executive officer’s hypothetical investments in the Supplemental Savings Plan and his Deferred Stock Awards at December 31, 2008, less the value of his hypothetical investments and Deferred Stock Awards at December 31, 2007, less executive and registrant contributions during 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name (a)	Voluntary or Termination by Company for “Cause” ($) (b)	Resignation by Executive for “Good Reason”, Termination by Company without “Cause” (c)	Death (d)	Disability (e)	Change in Control (f)
D. Lilley(1)
Cash Severance		$1,869,483			$5,608,449
Accelerated Vesting of LTIs			$1,281,230	$1,281,230	$3,487,379
Present Value of Retirement Benefits	$2,812,330	$2,812,330	$1,406,165	$2,812,330	$3,334,898
Benefits Continuation		$27,094			$27,094
280G Excise Tax Gross-up

Total	$2,812,330	$4,708,907	$2,687,395	$4,093,560	$12,457,820

S.D. Fleming
Cash Severance		$900,500			$2,701,500
Accelerated Vesting of LTIs			$434,692	$434,692	$1,258,151
Present Value of Retirement Benefits	$665,179	$665,179	$1,157,759	$2,315,517	$2,974,543
Benefits Continuation		$27,094			$27,094
280G Excise Tax Gross Up					$3,021,687

Total	$665,179	$1,592,773	$1,592,450	$2,750,209	$9,982,975

D. M. Drillock
Cash Severance		$640,000			$1,920,000
Accelerated Vesting of LTIs			$277,101	$277,101	$832,608
Present Value of Retirement Benefits	$931,112	$931,112	$1,125,713	$2,251,427	$2,758,443
Benefits Continuation		$27,094			$27,094
280G Excise Tax Gross Up					$2,185,420

Total	$931,112	$1,598,206	$1,402,815	$2,528,528	$7,723,565

S.C. Speak
Cash Severance		$576,000			$1,728,000
Accelerated Vesting of LTIs			$325,360	$325,360	$902,163
Present Value of Retirement Benefits	$388,553	$388,553	$612,450	$1,224,900	$1,560,034
Benefits Continuation		$36,422			$36,422
280G Excise Tax Gross Up					$1,637,087

Total	$388,553	$1,000,975	$937,810	$1,550,260	$5,863,706

R. Smith
Cash Severance		$532,500			$1,597,500
Accelerated Vesting of LTIs			$276,956	$276,956	$761,739
Present Value of Retirement Benefits	$325,995	$325,995	$607,046	$1,214,093	$1,547,677
Benefits Continuation		$36,422			$36,422
280G Excise Tax Gross Up					$1,767,690

Total	$325,995	$894, 917	$884,003	$1,491,049	$5,711,028

(1)	The values in this table were calculated assuming that termination of the named executive officers, including Mr. Lilley, who voluntarily retired on the same date, occurred on December 31, 2008.

On termination of employment of any of our US employees, including any of the named executive officers, for any reason, the employee is entitled to receive his unpaid base salary through the date of termination, compensation for any vacation days accrued in the year of his termination but not taken, his vested retirement benefits accrued under our retirement plans, any vested non-qualified deferred compensation account balances and to exercise his then exercisable options and SARs. These benefits are called the Basic Termination Benefits and the value of each executive officer’s non-qualified deferred compensation balance is set forth in column (e) of the Non-Qualified Deferred Compensation table. None of the named executive officers had any value in exercisable options and SARs at December 31, 2008, calculated as the difference between the closing price of our common stock and the exercise price of options or SARs awards, except for Mr. Smith who had $2,152 in such value. The present value of an employee’s vested retirement benefits on the date of his termination depends on the reasons for his termination and is described further below.

If we terminate employment of a named executive officer for Cause as defined in the Executive Income Continuity Plan, or if a named executive officer terminates his employment voluntarily and without Good Reason as defined in the Executive Income Continuity Plan, the named executive officer is entitled only to the Basic Termination Benefits. The present value of each named executive officer’s accumulated retirement benefits in this circumstance is set forth in column (b) of the Potential Payment on Termination or Change in Control table.

If we terminate the employment of a named executive officer without Cause or if a named executive officer terminates his employment for “Good Reason,” the executive is entitled to receive the Basic Termination Benefits plus (i) severance of one year base salary and the greater of his target annual incentive award calculated on his current base salary or the average percent payout on his target annual incentive during the two preceding years multiplied by his target annual incentive award and (ii) continuation for two years of all employee benefit plans and programs other than retirement benefit plans and disability benefits. The amounts of these additional benefits for each of the named executive officers are set forth in column (c) of the Potential Payments upon Termination or Change in Control table. These additional payments are payable under the terms of our Executive Income Continuity Plan. These additional amounts are not payable unless the named executive officer waives all claims against us arising out of termination of his employment or for any period after the named executive officer violates the term of his non-compete agreement with us.

In the event of the death of an executive officer, the estate of the named executive officer would be entitled to receive his Basic Termination Benefits. In lieu of the named executive officer receiving benefits under our retirement plans, the spouse of any named executive officer would be entitled to receive a benefit under our retirement plans. For officers whose age plus years of service equals at least 65, the spouse’s benefit would be calculated as if the named executive officer had been elected a full member of the ESERP with five years of projected service, elected a joint and 50% survivor annuity option, had retired on the date of his death and had survived to age 60. The present value of this benefit is set forth in the retirement benefits row of column (d) of the Potential Payments upon Termination or Change in Control table. The named executive officer’s estate would also be entitled to retain his nonexercisable stock options and SARs which would remain exercisable in accordance with their terms for a minimum period until one year after the date the last such option or SAR became exercisable. His estate would also be entitled to retain all of the Performance Awards granted to him in 2006, 2/3 of the Performance Award granted to him in 2007 and 1/3 of the Performance Award granted to him in 2008, and would receive payment on those portions of the award if and when the performance condition for those awards were satisfied for the 2008, 2009 and 2010 performance periods, respectively. The aggregate value of (i) the currently nonexercisable options and SARs (valued at the difference between the closing price of our common stock at December 31, 2008, and the exercise price of the awards), (ii) the Performance Awards (valued as if the target conditions for 100% vesting were met and in the case of performance awards payable in stock valued at the closing price of our common stock at December 31, 2008, without any discount for the delays until the vesting date) is set forth in the accelerated vesting of LTIs row of column (d) in the Potential Payments Upon Termination or Change in Control.

In the event employment of a named executive officer is terminated by reason of his total and permanent disability, as defined in the Salaried Plan, the named executive officer would be entitled to receive exactly the same amounts as his estate would have received in the event of his death except with respect to his retirement benefits. Under the terms of the ESERP, on his total and permanent disability the named executive officer would be entitled to receive on a current basis his annual pension benefit under the retirement plans without any actuarial reduction. The present value of this benefit is set forth in the Present Value of Retirement Benefits row of column (e) of the Potential Payments Upon Termination or Change in Control table.

Under our Executive Income Continuity Plan, if, after a change in control, a named executive officer terminates his employment for Good Reason or has his employment terminated by the Company without Cause, he will be entitled to (i) receive severance of three year’s base salary and the greater of three times his target annual incentive award calculated on his then current base salary or the average percentage payout on his target annual inventive award during the two preceding years multiplied by his target annual incentive award; and (ii) continuation for two years of all employee benefit plans and programs other than retirement benefit plans and disability benefits. The amounts of these benefits are set forth in the Cash Severance and Benefits Continuation rows of column (f) of the Potential Payment upon Termination or Change in Control table. Additionally, upon a

Change in Control, under the terms of the 1993 Plan and the awards made thereunder, all Performance Cash or Performance Stock in lieu of Performance Cash Awards would vest in the name of each executive as if the 200% target conditions had been met and all unexercisable stock options would vest and be exercisable. The aggregate value of these benefits is set forth in the Accelerated vesting of LTIs row of column (f) of the Potential Payment Upon Termination or Change in Control.

Under the ESERP, on a change in control, each of the named executive officers would become a full member of the ESERP entitled to five additional years of service. Additionally, if the named executive officer’s employment was thereafter terminated by the Company without cause or by the executive for Good Reason, the executive would be entitled to receive retirement benefits at age 55 without any actuarial reduction. To the extent the present value of this benefit exceeds the present value of the benefits payable to the named executive officers under the qualified plans, it will be paid to the officers in a lump sum calculated using discount rates and assumptions specified in the ESERP. The present value of each named executive officer’s accumulated retirement benefits in this circumstance is set forth in column (f) of the Potential Payments on Termination or Change in Control.

The 280G Excise Tax Gross Up line for each of the named executive officers shows the amount that would be payable to each officer under our Compensation Taxation Equalization Plan if the named executive officer were terminated without Cause on December 31, 2008, after a change in control of the Company. See “Benefits – Compensation Taxation Equalization Plan”.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Total ($) (e)
C.A. Davis	$13,250	$121,936	$4,463	$139,649
A.G. Fernandes	$6,344	$121,936	$4,463	$132,743
L.L. Hoynes		$130,446	$4,463	$134,909
B.C. Johnson	$77,500	$57,584	$4,463	$139,547
C.P. Lowe		$108,854		$108,854
W.P. Powell	$77,500	$51,936	$4,463	$133,899
T. Rabaut	$35,000	$92,367		$127,367
J.R. Satrum	$72,656	$51,936	$4,463	$129,054
R.P. Sharpe		$124,851	$8,925	$133,776
J.R. Stanley	$42,500	$86,936	$4,463	$133,899

Our directors have been paid partly in cash and partly with grants of restricted stock since January 1, 2008.

Annual Retainer Fee:    A competitive market review was conducted early in 2008; the annual retainer fees, chair fees and restricted stock awards were increased to the amounts shown below to reflect a more competitive director compensation package. Each director is paid an annual retainer fee of $70,000 in cash compared to $55,000 in 2007. Chairs of Committees of the Board also receive an additional $7,500 (compared to $5,000 in 2007) for such service, or $9,000 (compared to $5,000 in 2007) in the case of the Chair of the Compensation and Management Development Committee and $13,000 (compared to $10,000 in 2007) in the case of the Chair of the Audit Committee. This annual retainer fee is paid in four quarterly installments in arrears and is prorated if a director serves for only part of a calendar year. Directors may elect to receive their annual retainer fee in the form of a Deferred Stock Award. A Deferred Stock Award represents a phantom grant of Cytec’s common stock and is awarded under the 1993 Stock Plan. Dividend equivalents are paid on Deferred Stock Awards in the form of additional Deferred Stock Awards. Once a director is no longer serving as a director, the Deferred Stock Award is paid to the director in actual shares of our common stock either in a lump sum or over a period of up to 15 years depending on the director’s election. The $70,000 Annual Retainer fee is reflected in column (b) above for the five directors who received this fee in cash for all or part of 2008 and in column (c) of the table above for the seven directors who received all or part of the fee in the form of a Deferred Stock Award.

Restricted Stock Award:    Each director is granted a Restricted Stock Award for $70,000 in value of Cytec common stock on the date of each Annual Meeting of Stockholders if the director is to continue in office past the date of that Annual Meeting. These awards are made pursuant to the 1993 Plan. The number of shares of Restricted Stock awarded is determined using the closing price of Cytec’s common stock on the date the award is granted. The Restricted Stock Awards vest on the third anniversary of the grant date if the recipient has not resigned from our Board or refused to stand for reelection. Directors may elect to defer vesting their Restricted Stock by receiving a Deferred Stock Award of equivalent value. Column (c) of the Director Compensation table includes the amount we recognized on our financial statements during 2008 in accordance with FAS 123R with respect to the awards made on the dates of our 2006, 2007 and 2008 annual meetings. The assumptions made in these evaluations are incorporated by reference from footnote 5 to our Consolidated Financial Statements for the year ended December 31, 2008.

In accordance with the 1993 Plan, we also grant each new director a Restricted Stock Award for $75,000 in value of Cytec Common Stock on the date he or she joins the Board. This Restricted Stock Award also vests on the third anniversary of the grant date if the recipient has not resigned from our Board or refused to stand for reelection. Restricted Stock Awards granted to our directors prior to 2006 vested in equal award installments over five years. Column (c) of the Director Compensation table includes $8,510 for Mr. Hoynes, $5,648 for Mr. Johnson, $25,106 for Ms. Lowe, $25,049 for Mr. Rabaut and $2,915 for Mr. Sharpe, which represent the amounts recognized in our financial statements during 2008 in accordance with FAS 123R with respect to Restricted Stock Awards made to such directors when they first joined our Board.

At December 31, 2008, directors held unvested restricted stock awards as follows: Ms. Davis, 1,940 shares; Mr. Fernandes, 1,940 shares; Mr. Hoynes, 2,103 shares; Mr. Johnson, 1,940 shares; Ms. Lowe, 2,128 shares; Mr. Powell, 2,839 shares; Mr. Rabaut, 3,212 shares; Mr. Satrum, 2,839 shares; Mr. Sharpe, 2,263 shares; and Mr. Stanley, 1,940 shares. Prior to 2006, directors received an annual grant of options to buy 3,000 shares of our common stock instead of the annual grant of restricted stock described above. Because these options vest over three years, we continued to recognize the expense of these options on our financial statements in 2008 in accordance with FAS 123R and the amount so recognized is reflected in column (d) of the Director Compensation table. The assumption made in these evaluations are incorporated by reference from footnote 5 to our Consolidated Financial Statements for the year ended December 31, 2008. At December 31, 2008, directors held the following options to purchase our stock: Ms. Davis, 28,500 shares; Mr. Fernandes, 15,000 shares; Mr. Hoynes, 6,000 shares; Mr. Johnson, 10,500 shares; Mr. Powell, 24,000 shares; Mr. Satrum, 28,500 shares; Mr. Sharpe, 6,000 shares; and Mr. Stanley, 10,500 shares.

We require each director to attain and hold an ownership stake in our Company having a value equal to five times the annual cash retainer fee of $70,000. We believe this requirement helps to align directors’ interests with those of stockholders. Directors must achieve the required ownership within five years from the later of their initial election to the Board or January 1, 2008, the date we increased the annual cash retainer fee to $70,000. We determine stock ownership net of any shares with respect to which economic risk of ownership has been hedged. We include Deferred Stock Awards and Restricted Stock Awards as shares owned by a director even if the vesting condition has not yet been satisfied.

The compensation program described above does not apply to our two affiliated directors. Mr. Fleming, our Chairman, President and CEO, does not receive any additional compensation for serving as director and Chairman of the Board. The compensation he receives as an officer is set forth in the Summary Compensation table on page 23. Our Board requested that Mr. Lilley, who was our Chairman and CEO through December 31, 2008, continue as a director of the Company through the date of the annual meeting in April 2009. In lieu of receiving regular director fees, Mr. Lilley has received a ten year option to purchase 15,000 shares of Cytec stock at the closing price on the date of the grant. The option will vest ratably over 5 years provided that Mr. Lilley does not during that period of time become a director, officer, employee of, or consultant to, any of our principal competitors. One result of this grant is that the reduction in the remaining term of certain other options and SARs held by Mr. Lilley that would have occurred in connection with his retirement will be up to three years less than would otherwise have been the case. As these other options and SARs were previously fully expensed by the Company, no additional expense will be recognized. The option grant to Mr. Lilley was approved by the independent Directors of the Board.

TIMELY SUBMISSION OF STOCKHOLDER PROPOSALS

We expect to hold the 2008 annual meeting of stockholders on April 16, 2009. Proposals which stockholders intend to present at such meeting must be received by us at our executive offices in Woodland Park, New Jersey, by November 9, 2008, for inclusion in our notice, proxy statement and proxy relating to that meeting. In addition, our By-Laws provide that in order for any business not specified in the notice of meeting to be properly brought before a stockholders’ meeting by a stockholder, the stockholder must have given written notice to our Secretary which must be received at our principal office not less than 60 nor more than 90 days prior to the meeting. (If less than 75 days’ notice or public disclosure of the date of the meeting was given, then such notice must be received by the close of business on the 15th day following the date of notice or public disclosure of the date of the meeting). The notice must describe the business desired to be brought before the meeting, the name, record address and number and class and series of shares owned by the stockholder and any material interest of the stockholder in such business.

ATTENDANCE AT ANNUAL MEETING

The 2009 Annual Meeting of Stockholders will be held at 1:00 p.m. on April 16, 2009, at the Marriott Glenpointe Hotel, Teaneck, NJ 07666. Admission to the meeting is limited to our stockholders or their designated representatives (including “street name” stockholders who can show that they beneficially owned our common stock on the record date). One admission ticket to the meeting is attached to the proxy sent to each stockholder. If you intend to attend the meeting, please detach and retain the admission ticket and check the “will attend” box on the form of proxy itself to validate the admission ticket. Only ticket-holders will be admitted to the Annual Meeting.

OTHER MATTERS

We will pay the cost of soliciting proxies, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy material to the beneficial owners of common stock. In addition to the use of the mail, proxies may be solicited by our employees personally, by telephone, by telefax or by electronic communication. We may engage Georgeson & Company Inc. to assist in the solicitation of proxies at a fee estimated to be $6,500 plus reimbursement of its outside expenses.

If any further business not described in this proxy statement properly comes before the meeting, the persons named in the enclosed form of proxy will vote, in their discretion, as recommended by our Board of Directors or, if no recommendation is given, all in accordance with their best judgment. We did not have notice, in accordance with the By-Law described under “Timely Submission of Stockholder Proposals” of any additional matter intended to be brought before the meeting.

R. Smith

Secretary

The Compensation and Management Development Committee Report, and the Audit Committee Report that appear in this proxy statement do not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporates the information by reference, and shall not otherwise be deemed “filed” under said Acts.

CYTEC INDUSTRIES INC. FIVE GARRET MOUNTAIN PLAZA WOODLAND PARK, NJ 07424

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CYTEC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYTEC INDUSTRIES INC. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors 1. ELECTION OF DIRECTORS – Term(s) to expire at 2012 Annual Meeting. Nominees: 01) Barry C. Johnson 02) Carol P. Lowe 03) Thomas W. Rabaut 04) James R. Stanley
Vote on Proposal 2. RATIFICATION OF KPMG LLP AS THE COMPANY'S AUDITORS FOR 2009.					For ☐	Against ☐	Abstain ☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

For address changes and/or comments, please check this box            ☐

and write them on the back where indicated.

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Admission Ticket CYTEC INDUSTRIES INC. Annual Meeting of Common Stockholders April 16, 2009 1:00 p.m. Marriott at Glenpointe Teaneck, NJ 07666

DIRECTIONS:

The Marriott at Glenpointe is located at 100 Frank W. Burr Boulevard in Teaneck, New Jersey with direct access to Routes I-95 and I-80

FROM NEW YORK/GEORGE WASHINGTON BRIDGE:

Take Route I-95/I-80 local lanes to Exit 70 Teaneck.

FROM THE LINCOLN TUNNEL AND N.J. TURNPIKE:

Take the New Jersey Turnpike North to Exit 18W. Go straight through the toll plaza and follow signs for I-95 North. Stay in the local lanes to Exit 70. After exiting, follow signs for Teaneck/Exit 70B. The Hotel is on the right.

FROM ROUTE 4:

Take the Teaneck Road/Ridgefield Park Exit. Stay on Teaneck Road until you reach Degraw Avenue (5 traffic lights), and make a left. The Hotel is on the left at the next traffic light.

FROM THE GARDEN STATE PARKWAY & ROUTE 80 EAST:

Exit off the Garden State Parkway at Exit 159. Follow signs for Route I-80 East, stay in local lanes to Exit 70 then 70B—Teaneck. The Hotel will be on your right after crossing over the highway.

FROM TETERBORO AIRPORT:

Follow signs for Route I-80 East, local lanes to Exit 70 Teaneck to Exit 70B.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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FOLD AND DETACH HERE	CYTEC2

PROXY	CYTEC INDUSTRIES INC.	PROXY

ANNUAL MEETING OF COMMON STOCKHOLDERS

April 16, 2009

THIS PROXY IS SOLICITED ON BEHALF

OF THE COMPANY'S BOARD OF DIRECTORS

The undersigned hereby appoints S. Fleming, D.M. Drillock and R. Smith, and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side and, in their discretion, upon such other business as may properly come before the meeting, all shares of common stock of Cytec Industries Inc. held of record by the undersigned on February 20, 2009 at the Annual Meeting of Common Stockholders to be held on April 16, 2009 or any adjournment thereof.

If you are a participant in the Cytec Industries Inc. Employee Savings and Profit Sharing Plan, Employee Stock Purchase Plan or Employee Savings Plan, this proxy constitute your direction to the Trustee of such plan to vote as directed on the reverse side your proportionate interest in the shares of common stock held in the plan. In order for the Trustee to receive your direction in time to vote, your proxy must be received by April 13, 2009. If your proxy is not received by April 13, 2009, the share equivalents credited to your account will be voted by the Trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all plan participants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE TWO ITEMS IDENTIFIED ON THE REVERSE SIDE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE TWO ITEMS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued on reverse side)